Exhibit 99.1

FTC Solar Announces Third Quarter 2026 Financial Results

Third Quarter Highlights and Recent Developments

•
Third quarter revenue up 25% q/q; profitability metrics within, or better than, target ranges
•
Significant new project wins across multiple geographies with several new customers, including Tata Power Solar and Evren, platform backed by Brookfield
•
Targeting 46% revenue growth in fourth quarter at mid-point
•
Expect continued strong growth and Adjusted EBITDA profitability in 2027 on strength of pipeline

AUSTIN, Texas — November 4, 2026– FTC Solar, Inc. (Nasdaq: FTCI), a leading provider of solar tracker systems, today announced financial results for the third quarter ended September 30, 2026.

“We delivered a strong quarter with revenue up 25% sequentially and margins ahead of our targets,” said Anthony Carroll, CEO of FTC Solar. “We expect continued significant growth in the fourth quarter with a path to EBITDA profitability in the first quarter of next year. With significant new awards and growing momentum across North America, India, Australia, and Europe and with AI and robotics enhancing our current and future productivity, we’re well positioned for a strong 2027. Additionally, we obtained independent validation from DNV that our tracker installs in an industry-leading 81 labor hours per megawatt, confirming what customers are telling us: speed in the field is a winning competitive advantage.”

Third Quarter Results

Total third-quarter revenue was $32.8 million. This represents an increase of 25.4% compared to the prior quarter revenue and an increase of 26.1% compared to the year-ago quarter.

GAAP gross profit was $1.9 million, or 5.8% of revenue, compared to gross loss of $2.2 million, or 8.5% of revenue, in the prior quarter. Non-GAAP gross profit was $2.8 million or 8.4% of revenue. This compares to Non-GAAP gross profit of $2.0 million in the prior-year period.

Summary Financial Performance: Q3 2026 compared to Q3 2025

	U.S. GAAP		Non-GAAP(b)
	Three months ended September 30,
(in thousands, except per share data)	2026	2025	2026	2025
Revenue	$32,813	$26,030	$32,813	$26,030
Gross margin percentage	5.8%	6.1%	8.4%	7.7%
Total operating expenses	$10,441	$9,299	$8,096	$7,986
Loss from operations(a)	$(8,540)	$(7,705)	$(5,181)	$(3,962)
Net income (loss)	$6,702	$(23,938)	$(7,557)	$(5,320)
Diluted loss per share	$(0.54)	$(1.61)	$(0.44)	$(0.36)

(a)
Adjusted EBITDA for Non-GAAP
(b)
See below for reconciliation of Non-GAAP financial measures to the nearest comparable GAAP measures

GAAP operating expenses were $10.4 million. On a Non-GAAP basis, operating expenses were $8.1 million. This compares to Non-GAAP operating expenses of $8.5 million1 in the prior quarter and $8.0 million in the year-ago quarter.

GAAP net income was $6.7 million, or a loss of $0.54 per diluted share, compared to loss of $27.1 million or a loss of $1.69 per diluted share in the prior quarter and a net loss of $23.9 million or $1.61 per diluted share in the year-ago quarter.

Adjusted EBITDA loss, which excludes approximately $11.9 million for (i) a gain from the change in fair value of the warrant liability, (ii) certain CEO transition and employee severance costs, and (iii) other non-cash items, was $5.2 million, compared to Adjusted EBITDA losses of $9.8 million1 in the prior quarter and $4.0 million in the year-ago quarter.

The contracted portion of the company's backlog2 now stands at approximately $640 million.

Subsequent Events

Subsequent to quarter end, the company received a number of new project awards, contracts and other agreements across various geographies. A few highlights include:

North America

•
Contracted 750-megawatt (MW) project from a well-regarded developer with a high-profile backer for a project to begin in 2027 and continue into 2028;
•
Awarded 175MW project in U.S. from a new customer;
•
The company is working with Linxon and private equity firm Energy Transition Capital to advance a portfolio of solar projects across multiple locations in Puerto Rico. FTC is currently providing engineering, design and qualification support for this roughly 600-megawatt portfolio; This is among the first activity under the recently announced collaboration with Linxon and Hitatchi Energy establishing a strategic collaboration framework to jointly pursue and deliver utility scale solar projects across North America and other markets;

Europe

•
Announced a new collaboration and Master Supply Agreement with AGR Renewables. Under the terms of the agreement, FTC Solar will provide solar trackers, along with design, engineering, site assessment, and software solutions, as needed, to enhance installation speed, ensure site quality and reliability, and improve project profitability. The companies have established an initial target of 500 MW of projects in the United Kingdom through 2028, with the flexibility to significantly expand target volumes and extend the collaboration into additional geographies. An initial 30 megawatts under this agreement has been contracted;

India

•
Contracted a 118 MW project with Tata Power Solar, the solar subsidiary of India’s largest power and energy company. The project is located in the Gadag district of Karnataka, India. Initial production for the project is already underway;
•
Contracted a 121 MW project with Evren, the Indian renewable development platform backed by Brookfield. The project is located in Andhra Pradesh, India. Initial production for the project is expected to begin in, or before, the first quarter of 2027;

Australia

•
Signed an MOU with six significant materials suppliers in Australia to further strengthen local content capabilities and support the company’s growth in the region.

Outlook

The company expects fourth quarter revenue to grow by approximately 46% relative to the third quarter, based on the midpoint of the guidance range. The company expects to see continued sequential revenue growth in the first quarter of 2027 and to achieve profitability on an Adjusted EBITDA basis. In addition, the company expects to see significant revenue growth in 2027, with full-year profitability.

(in millions)	3Q'26 Guidance	3Q'26 Actual	4Q'26 Guidance(3)
Revenue	$30.0 – $35.0	$32.8	$44.0 – $52.0
Non-GAAP Gross Profit (Loss)	$(0.9) – $1.8	$2.8	$5.0 – $8.3
Non-GAAP Gross Margin	(3.0%) – 5.1%	8.4%	11.4% – 15.9%
Non-GAAP operating expenses	$7.7 – $8.3	$8.1	$8.2 – $8.8
Non-GAAP adjusted EBITDA	$(9.3) – $(6.0)	$(5.2)	$(3.9) – $0.0

Third Quarter 2026 Earnings Conference Call

FTC Solar’s senior management will host a conference call for members of the investment community at 8:30 a.m. E.T. today, during which the company will discuss its third quarter results, its outlook and other business items. This call will be webcast and can be accessed within the Investor Relations section of FTC Solar's website at https://investor.ftcsolar.com. A replay of the conference call will also be available on the website for 30 days following the webcast.

About FTC Solar Inc.

Founded in 2017 by a group of renewable energy industry veterans, FTC Solar is a global provider of solar tracker systems, technology, software, and engineering services. Solar trackers significantly increase energy production at solar power installations by dynamically optimizing solar panel orientation to the sun. FTC Solar’s innovative tracker designs provide compelling performance and reliability, with an industry-leading installation cost-per-watt advantage.

Footnotes

1. A reconciliation of the prior sequential quarter Non-GAAP financial measures to the nearest comparable GAAP measures may be found in Exhibit 99.1 of our Form 8-K filed on August 5, 2026.

2. The term ‘backlog’ or ‘contracted and awarded’ refers to the combination of our executed contracts (contracted) and awarded orders (awarded), which are orders that have been documented and signed through a contract, where we are in the process of documenting a contract but for which a contract has not yet been signed, or that have been awarded in writing or verbally with a mutual understanding that the order will be contracted in the future. In the case of certain projects, including those that are scheduled for delivery on later dates, we have not locked in binding pricing with customers, and we instead use estimated average selling price to calculate the revenue included in our contracted and awarded orders for such projects. Actual revenue for these projects could differ once contracts with binding pricing are executed, and there is also a risk that a contract may never be executed for an awarded but uncontracted project, or that a contract may be executed for an awarded but uncontracted project at a date that is later than anticipated, or that a contract once executed may be subsequently amended, supplemented, rescinded, cancelled or breached, including in a manner that impacts the timing and amounts of payments due thereunder, thus reducing anticipated revenues. Please refer to our SEC filings, including our Form 10-K, for more information on our contracted and awarded orders, including risk factors.

3. We do not provide a quantitative reconciliation of our forward-looking Non-GAAP guidance measures to the most directly comparable GAAP financial measures because certain information needed to reconcile those measures is not available without unreasonable efforts due to the inherent difficulty in forecasting and quantifying these measures as a result of changes in project schedules by our customers that may occur, which are outside of our control, and the impact, if any, of credit loss provisions, asset impairment charges, restructuring or changes in the timing and level of indirect or overhead spending, as well as other matters, that could occur which could significantly impact the related GAAP financial measures.

Forward-Looking Statements

This press release contains forward looking statements. These statements are not historical facts but rather are based on our current expectations and projections regarding our business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict, including, without limitation, the risks and uncertainties described in more detail above and in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”), our Quarterly Reports on Form 10-Q, and other documents, including Current Reports on Form 8-K, that we have filed, or will file, with the SEC. You should not rely on our forward-looking statements as predictions of future events, as actual results may differ materially from those in the forward-looking statements as a result of certain risks and uncertainties, including, without limitation, the risks and uncertainties described in more detail above and in our filings with the SEC, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K filed with the SEC, our Quarterly Reports on Form 10-Q, and other documents, including Current Reports on Form 8-K, that we have filed, or will file, with the SEC. Any forward-looking statements in this release speak only as of the date on which they are made. FTC Solar undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations, except as required by law.

FTC Solar Investor Contact:

Bill Michalek
Vice President, Investor Relations
FTC Solar
T: (737) 241-8618
E: IR@FTCSolar.com

# # #

FTC Solar, Inc.

Condensed Consolidated Statements of Comprehensive Results of Operations

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except shares and per share data)	2026	2025	2026	2025
Revenue:
Product	$32,185	$20,061	$66,352	$54,130
Service	628	5,969	9,883	12,696
Total revenue	32,813	26,030	76,235	66,826
Cost of revenue:
Product	31,397	18,550	69,810	57,537
Service	(485)	5,886	7,985	15,061
Total cost of revenue	30,912	24,436	77,795	72,598
Gross profit (loss)	1,901	1,594	(1,560)	(5,772)
Operating expenses
Research and development	930	1,228	3,257	3,281
Selling and marketing	2,248	1,672	6,028	4,099
General and administrative	7,263	6,399	23,480	16,612
Total operating expenses	10,441	9,299	32,765	23,992
Loss from operations	(8,540)	(7,705)	(34,325)	(29,764)
Interest expense	(4,292)	(1,988)	(12,521)	(3,430)
Interest income	99	6	109	17
Gain from disposal of investment in unconsolidated subsidiary	—	—	—	3,204
Gain on sale of Atlas	—	90	26	140
Gain (loss) from change in fair value of warrant liability	19,480	(16,066)	59,335	(14,298)
Loss on extinguishment of debt	—	(173)	—	(173)
Other income, net	165	35	175	110
Income from unconsolidated subsidiary	—	1,907	—	1,344
Income (loss) before income taxes	6,912	(23,894)	12,799	(42,850)
Provision for income taxes	(210)	(44)	(622)	(337)
Net income (loss)	6,702	(23,938)	12,177	(43,187)
Other comprehensive income:
Foreign currency translation adjustments	110	37	328	146
Comprehensive income (loss)	$6,812	$(23,901)	$12,505	$(43,041)
Net income (loss) per share:
Basic	$0.39	$(1.61)	$0.75	$(3.17)
Diluted	$(0.54)	$(1.61)	$(2.06)	$(3.17)
Weighted-average common shares outstanding:
Basic	17,084,491	14,899,638	16,239,464	13,626,800
Diluted	23,473,081	14,899,638	22,919,497	13,626,800

FTC Solar, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands, except shares and per share data)	September 30, 2026	December 31, 2025
ASSETS
Current assets
Cash and cash equivalents	$5,076	$21,105
Restricted cash	11,608	—
Accounts receivable, net of allowance for credit losses of $3,086 and $3,069 at September 30, 2026 and December 31, 2025, respectively	57,730	55,743
Inventories	8,139	9,627
Prepaid and other current assets	21,025	11,294
Total current assets	103,578	97,769
Operating lease right-of-use assets	1,506	983
Finance lease right-of-use assets	435	—
Property and equipment, net	3,550	3,793
Goodwill	7,748	7,444
Other assets	2,227	1,823
Total assets	$119,044	$111,812
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable	$16,162	$13,247
Short-term debt	24,780	12,681
Accrued expenses	56,725	23,770
Income taxes payable	748	630
Deferred revenue	8,672	7,172
Other current liabilities	13,396	10,725
Total current liabilities	120,483	68,225
Long-term debt	—	9,921
Operating lease liability, net of current portion	947	553
Finance lease liability, net of current portion	334	—
Deferred income taxes	229	—
Warrant liability	13,157	74,515
Other non-current liabilities	1,309	1,556
Total liabilities	136,459	154,770
Commitments and contingencies
Stockholders’ deficit
Preferred stock par value of $0.0001 per share, 10,000,000 shares authorized; none issued as of September 30, 2026 and December 31, 2025	—	—
Common stock par value of $0.0001 per share, 850,000,000 shares authorized; 18,152,140 and 15,537,344 shares issued and outstanding as of September 30, 2026 and December 31, 2025	2	2
Treasury stock, at cost; 1,076,257 shares as of September 30, 2026 and December 31, 2025	—	—
Additional paid-in capital	397,686	384,648
Accumulated other comprehensive gain (loss)	38	(290)
Accumulated deficit	(415,141)	(427,318)
Total stockholders’ deficit	(17,415)	(42,958)
Total liabilities and stockholders’ deficit	$119,044	$111,812

FTC Solar, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Nine months ended September 30,
(in thousands)	2026	2025
Cash flows from operating activities
Net income (loss)	$12,177	$(43,187)
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Stock-based compensation	7,604	2,343
Depreciation and amortization	1,249	897
(Gain) loss from change in fair value of warrant liability	(59,335)	14,298
Amortization of debt discount and issue costs	7,155	1,385
Paid-in-kind non-cash interest	3,267	1,567
Provision for obsolete and slow-moving inventory	1,467	—
Income from unconsolidated subsidiary	—	(1,344)
Gain from disposal of investment in unconsolidated subsidiary	—	(3,204)
Gain on sale of Atlas	(26)	(140)
Loss on extinguishment of debt	—	173
Warranties issued and remediation added	2,235	2,073
Warranty recoverable from manufacturer	60	271
Credit loss provisions	16	566
Deferred income taxes	229	425
Lease expense	784	884
Impact on cash from changes in operating assets and liabilities:
Accounts receivable	(2,003)	(9,875)
Inventories	21	2,489
Prepaid and other current assets	(9,850)	(399)
Other assets	(191)	(344)
Accounts payable	2,823	3,150
Accruals and other current liabilities	33,763	5,696
Deferred revenue	1,500	(898)
Other non-current liabilities	(1,021)	(1,208)
Lease payments and other, net	(847)	(1,034)
Net cash provided by (used in) operations	1,077	(25,416)
Cash flows from investing activities:
Purchases of property and equipment	(885)	(793)
Proceeds from sale of Atlas software platform	26	140
Proceeds from sale of property and equipment	—	6
Proceeds from disposal of investment in unconsolidated subsidiary	—	3,204
Net cash (used in) provided by investing activities	(859)	2,557
Cash flows from financing activities:
Proceeds from borrowings	—	35,955
Repayments of borrowings	(7,406)	—
Proceeds from sale of common stock	3,335	—
Stock offering costs paid	(78)	—
Financing costs paid	(465)	(58)
Finance lease principal payments	(24)	—
Proceeds from stock option exercises	—	3
Net cash (used in) provided by financing activities	(4,638)	35,900
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1)	81
Increase (decrease) in cash, cash equivalents and restricted cash	(4,421)	13,122
Cash and cash equivalents at beginning of period	21,105	11,247
Cash, cash equivalents and restricted cash at end of period	$16,684	$24,369

Notes to Reconciliations of Non-GAAP Financial Measures to Nearest Comparable GAAP Measures

We utilize Adjusted EBITDA, Adjusted Net Loss, and Adjusted EPS as supplemental measures of our performance. We define Adjusted EBITDA as net income (loss) plus (i) provision for (benefit from) income taxes, (ii) interest expense, less interest income, (iii) depreciation expense, (iv) amortization expense, (v) stock-based compensation, (vi) loss from changes in the fair value of our warrant liability, and (vii) Chief Executive Officer ("CEO") transition costs, costs associated with our reverse stock split, severance and certain other costs (credits). We also deduct (i) the contingent gains arising from earnout payments and project escrow releases relating to the disposal of our investment in an unconsolidated subsidiary, and (ii) gains from changes in the fair value of our warrant liability from net income or loss in arriving at Adjusted EBITDA. We define Adjusted Net Loss as net income (loss) plus (i) amortization of debt discount and issue costs and intangibles, (ii) stock-based compensation, (iii) loss from changes in the fair value of our warrant liability, (iv) CEO transition costs, costs associated with our reverse stock split, severance and certain other costs (credits), and (v) the income tax expense (benefit) of those adjustments, if any. We also deduct (i) the contingent gains arising from earnout payments and project escrow releases relating to the disposal of our investment in an unconsolidated subsidiary, and (ii) gains from changes in the fair value of our warrant liability from net income (loss) in arriving at Adjusted Net Loss. Adjusted EPS is defined as Adjusted Net Loss on a per share basis using our weighted average diluted shares outstanding.

Non-GAAP gross profit (loss), Non-GAAP operating expense, Adjusted EBITDA, Adjusted Net Loss and Adjusted EPS are intended as supplemental measures of performance that are neither required by, nor presented in accordance with, U.S. generally accepted accounting principles (“GAAP”). We present these Non-GAAP measures, many of which are commonly used by investors and analysts, because we believe they assist those investors and analysts in comparing our performance across reporting periods on an ongoing basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA, Adjusted Net Loss and Adjusted EPS to evaluate the effectiveness of our business strategies.

Non-GAAP gross profit (loss), Non-GAAP operating expense, Adjusted EBITDA, Adjusted Net Loss and Adjusted EPS should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP, and you should not rely on any single financial measure to evaluate our business. These Non-GAAP financial measures, when presented, are reconciled to the most closely applicable GAAP measure as disclosed below.

The following table reconciles Non-GAAP gross loss to the most closely related GAAP measure for the three and nine months ended September 30, 2026 and 2025, respectively:

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except percentages)	2026	2025	2026	2025
U.S. GAAP revenue	$32,813	$26,030	$76,235	$66,826
U.S. GAAP gross profit (loss)	$1,901	$1,594	$(1,560)	$(5,772)
Depreciation expense	343	151	790	509
Amortization expense	24	—	38	—
Stock-based compensation	286	247	1,578	738
Severance costs	196	—	196	34
Non-GAAP gross profit (loss)	$2,750	$1,992	$1,042	$(4,491)
Non-GAAP gross margin percentage	8.4%	7.7%	1.4%	(6.7%)

The following table reconciles Non-GAAP operating expenses to the most closely related GAAP measure for the three and nine months ended September 30, 2026 and 2025, respectively:

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2026	2025	2026	2025
U.S. GAAP operating expenses	$10,441	$9,299	$32,765	$23,992
Depreciation expense	(87)	(139)	(421)	(388)
Stock-based compensation	(1,815)	(880)	(6,026)	(1,605)
CEO transition	(164)	(194)	(1,618)	(582)
Reverse stock split	—	—	—	(1)
Severance costs	(279)	—	(279)	(141)
Special stockholders' meeting	—	(100)	—	(100)
Non-GAAP operating expenses	$8,096	$7,986	$24,421	$21,175

The following table reconciles Non-GAAP Adjusted EBITDA to the related GAAP measure of loss from operations for the three and nine months ended September 30, 2026 and 2025, respectively:

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2026	2025	2026	2025
U.S. GAAP loss from operations	$(8,540)	$(7,705)	$(34,325)	$(29,764)
Depreciation expense	430	290	1,211	897
Amortization expense	24	—	38	—
Stock-based compensation	2,101	1,127	7,604	2,343
CEO transition	164	194	1,618	582
Reverse stock split	—	—	—	1
Severance costs	475	—	475	175
Special stockholders' meeting	—	100	—	100
Other income, net	165	35	175	110
Gain on sale of Atlas	—	90	26	140
Income from unconsolidated subsidiary	—	1,907	—	1,344
Adjusted EBITDA	$(5,181)	$(3,962)	$(23,178)	$(24,072)

The following table reconciles Non-GAAP Adjusted EBITDA and Adjusted Net Loss to the related GAAP measure of net income (loss) for the three months ended September 30, 2026 and 2025, respectively:

	Three months ended September 30,
	2026		2025
(in thousands, except shares and per share data)	Adjusted EBITDA	Adjusted Net Loss	Adjusted EBITDA	Adjusted Net Loss
Net income (loss) per U.S. GAAP	$6,702	$6,702	$(23,938)	$(23,938)
Reconciling items -
Provision for income taxes	210	—	44	—
Interest expense	4,292	—	1,988	—
Interest income	(99)	—	(6)	—
Amortization of debt discount and issue costs in interest expense	—	2,457	—	958
Depreciation expense	430	—	290	—
Amortization expense	24	24	—	—
Stock-based compensation	2,101	2,101	1,127	1,127
Loss from change in fair value of warrant liability(a)	(19,480)	(19,480)	16,066	16,066
Loss on extinguishment of debt(b)	—	—	173	173
CEO transition(c)	164	164	194	194
Severance costs(d)	475	475	—	—
Special stockholders' meeting(e)	—	—	100	100
Adjusted Non-GAAP amounts	$(5,181)	$(7,557)	$(3,962)	$(5,320)

Adjusted Non-GAAP net loss per share (Adjusted EPS):
Basic and diluted	N/A	$(0.44)	N/A	$(0.36)

Weighted-average common shares outstanding:
Basic and diluted	N/A	17,084,491	N/A	14,899,638

(a)	We exclude non-cash changes in the fair value of our outstanding warrants as we do not consider such changes to impact or reflect changes in our core operating performance.
(b)

We exclude the loss on extinguishment of debt arising from our July 2, 2025 Credit Agreement and related amendments to our existing debt as we do not consider such changes to impact or reflect changes in our core operating performance.

(c)

In April 2026, we transitioned to a new CEO. We also agreed to pay an upfront sign-on bonus to our new CEO in two equal annual installments in April 2027 and April 2028. We are accruing the cost of these sign-on bonus payments over the service period of our new CEO. Upon hiring our former CEO in August 2024, we had agreed to upfront and incremental sign-on bonuses (collectively, the " former CEO sign-on bonuses"). These former CEO sign-on bonuses were expensed over the applicable service periods of our former CEO through April 2026. We do not view the sign-on bonuses to be paid to our new CEO or those paid to our former CEO as being part of their normal ongoing annual compensation arrangements.

(d)

Involuntary severance costs were incurred during the third quarter of 2026, due to restructuring changes to align headcount with the Company's strategic focus to adjust our overhead costs and activities to better address customer needs and to take advantage of continued process efficiencies.

(e)

We exclude the costs associated with a special stockholders' meeting held in September 2025 to approve, in accordance with Nasdaq Listing Rule 5635(d), the issuance of an aggregate 6,836,237 shares of our common stock issuable upon exercise of the New Warrants granted to the Lenders under the Credit Agreement we entered into on July 2, 2025, as we do not consider such costs to impact our ongoing core operating performance.